Exhibit 99.1

Rumble Reports Second Quarter 2024 Results

~ Delivers Sequential Revenue Growth of 27% to $22.5 Million ~

~ Introduces New KPI, Average Revenue Per User (ARPU), Up 19% Over First Quarter ~

LONGBOAT KEY, Fla., August 12, 2024 (GLOBE NEWSWIRE) -- Rumble Inc. (Nasdaq: RUM) (“Rumble” or the “Company”), the video sharing platform and cloud services provider, today announced financial results for the fiscal quarter ended June 30, 2024.

Q2 2024 Key Highlights and Key Items

●	Revenue for the second quarter was $22.5 million, a sequential increase of 27% from $17.7 million in the first quarter of 2024 and compared to $25.0 million in the second quarter of 2023.

●	Average global Monthly Active Users (“MAUs”) of 53 million in the second quarter of 2024, compared to 50 million in the first quarter of 2024. This represents the tenth consecutive quarter above 40 million average global MAUs on the platform. We believe that the increase from the first quarter of 2024 is attributable to an increased interest in political news in the second quarter of 2024. Of the 53 million MAUs, 37 million were based in the U.S. and Canada.

●	Set a new record for concurrent live stream viewers in America on the Rumble platform during the debate between President Joe Biden and former President Donald Trump on June 27, 2024. According to Streams Charts, a third-party streaming analytics firm, Rumble hit a peak of 718,909 concurrent live viewers, a record for the platform.

●	As previously discussed, given Rumble’s increasing focus on monetization of its user base, the Company introduced a new key business metric, Average Revenue Per User (“ARPU”), that we believe better reflects the focus of our management team. ARPU for the second quarter was $0.37, an increase of 19% from the first quarter of 2024, and is attributable to higher sponsorship revenue. With the introduction of ARPU, the second quarter of 2024 is the last quarter for which Rumble plans to report estimated average Minutes Watched Per Month (“MWPM”) and hours of uploaded video per day.

●	Estimated MWPM were 8.5 billion in the second quarter of 2024, compared to 8.6 billion in the first quarter of 2024, due to our bandwidth consumption moving from third-party service providers’ CDNs to our own proprietary CDN, offset by an increased interest in political news in the second quarter of 2024.

●	Hours of uploaded video per day increased 1% to 13,342 in the second quarter of 2024, compared to 13,229 in the second quarter of 2023, and were up 7% compared to the first quarter of 2024. We believe this increase is attributable to an increased interest in political news in the second quarter of 2024.

●	Announced that PublicSquare (NYSE: PSQH), America’s leading commerce and payments ecosystem that values freedom and supports the parallel economy, intends to migrate its PublicSquare Marketplace segment to the Rumble Cloud platform.

●	On May 13, 2024, Rumble filed a second antitrust lawsuit against Google based on Google’s monopolization of the online advertising market, with alleged damages in excess of $1 billion (before trebling). This lawsuit is separate and distinct from the self-preferencing lawsuit that was filed in January 2021, which remains in discovery with a trial scheduled for May 2025.

●	Continued to progress the Rumble platform with the release of watch history and playlists across all mobile and TV apps, in addition to the initial launch of Rumble Premium subscription service on the mobile apps.

●	As of June 30, 2024, Rumble’s balance of cash, cash equivalents and marketable securities was approximately $154.2 million.

Subsequent Events

●	Today, Rumble Cloud announced a partnership with the Miami Dolphins and Hard Rock Stadium, marking a major milestone for Rumble Cloud by onboarding one of the NFL’s premier franchises.

●	Rumble joined the social media platform X to file lawsuits alleging a conspiracy to withhold advertising revenue from Rumble and other digital media platforms. In its filing in the U.S. District Court for the Northern District of Texas, Rumble named as defendants the World Federation of Advertisers, as well as the advertising agency WPP and its subsidiary GroupM Worldwide.

●	Following the successful launch of 1775 Coffee, which as of July 15, 2024 achieved annualized run rate sales exceeding $1 million, the Company announced partnerships that established three additional exclusive Rumble-branded products: Pawsitive, Be Naked and 5G Free. Rumble has successfully partnered with brands to expand exposure to alternative monetization sources that generate immediate revenue and cross-sell opportunities for Rumble Advertising Center (“RAC”).

●	Announced the launch of the Rumble app on Xbox, an exciting expansion of Rumble’s video distribution capabilities, further bolstering the independent creator economy while providing enhanced experiences for Rumble viewers.

Management Commentary

Rumble’s Chairman and CEO Chris Pavlovski commented, “The second quarter evidenced proof and traction that our audience is ripe for monetization. With the appropriate user base for monetization, we moved forward and introduced a new key performance indicator in the second quarter - Average Revenue Per User (ARPU) - and delivered a 19% increase in ARPU of $0.37 when compared to the first quarter of 2024. Consequently, with the introduction of ARPU, this marks the last quarter we will report estimated Minutes Watched Per Month and hours of uploaded video per day, as we believe with our focus on monetization the appropriate and best KPI for our business is ARPU. With our focus on monetization and our product suite fully online, we are pleased with the early adoption that has taken hold, as is evident in both the progression of Cloud customers onboarded as well as the evolution of conversations to drive further partnerships expanding our total addressable market within the cloud space.”

Q2 Financial Summary (Unaudited)

For the three months ended June 30,	2024	2023	Variance ($)	Variance (%)

Revenues	$22,469,543	$24,974,054	$(2,504,511)	(10)%
Expenses
Cost of services (content, hosting and other)	$35,692,133	$40,849,816	$(5,157,683)	(13)%
General and administrative	10,415,016	9,199,183	1,215,833	13%
Research and development	5,319,230	4,348,760	970,470	22%
Sales and marketing	6,274,749	3,697,312	2,577,437	70%

For the second quarter of 2024, revenue was $22.5 million compared to $25.0 million in the second quarter of 2023, of which $3.0 million was attributable to a decrease in Audience Monetization revenues, offset by higher Other Initiatives revenues of $0.5 million. The decrease in Audience Monetization is due to decreases in advertising fees, offset by increases in subscription and tipping fees. The increase in revenue from Other Initiatives is mostly due to an increase in the monetization of advertising inventory by our publisher network.

Cost of services was $35.7 million for the quarter compared to $40.8 million in the second quarter of 2023. The change was due to a decrease in programming and content costs of $5.6 million, offset by an increase in other cost of services of $0.4 million.

General and administrative expense was $10.4 million for the quarter, compared to $9.2 million in the second quarter of 2023. The change was due to an increase in payroll and related expense of $1.1 million, as well as a $0.1 million increase in other administrative expenses mainly driven by public company-related costs, including accounting, investor relations, and other administrative services.

Research and development expense was $5.3 million for the quarter, compared to $4.3 million in the second quarter of 2023. The change was due to an increase in payroll and related expenses of $1.1 million, offset by a $0.1 million decrease in costs related to computer and software, and other expenses used in research and development-related activity.

Sales and marketing expense was $6.3 million for the quarter, compared to $3.7 million in the second quarter of 2023. The change was due to an increase in marketing and public relations activities of $1.8 million as well as payroll and related expenses of $0.8 million.

Liquidity

As of June 30, 2024, our cash, cash equivalents, and marketable securities balance was $154.2 million.

Outlook

Despite the headwinds with GARM, if our sponsorship agreements with advertisers continue to perform as expected and political advertising ramps up as the election cycle intensifies, we expect our revenues to continue to increase sequentially throughout 2024.

As we ramp up monetization and maintain discipline around our cost structure, we continue to expect to move materially towards Adjusted EBITDA breakeven in 2025.

Conference Call Webcast Information

Rumble will host a conference call at 5:00 p.m. Eastern Time today, Monday, August 12, 2024, to discuss its quarterly results. Access to the live webcast and replay of the conference call will be available here and on Rumble’s Investor Relations website at investors.rumble.com under ‘News & Events.’

Chris Pavlovski, the Chairman and CEO of Rumble, will also be interviewed by Matt Kohrs this evening at 6:30 p.m. Eastern Time. The interview will be accessible here and streamed live on the Matt Kohrs Rumble channel at rumble.com/MattKohrs.

Notes on KPIs

Monthly Active Users (“MAUs”).

We use MAUs as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis. MAUs represent the total web, mobile app, and connected TV users of Rumble for each month, which allows us to measure our total user base calculated from data provided by Google, a third-party analytics provider. Google defines “active users” as the “[n]umber of distinct users who visited your website or application.” We have used the Google analytics systems since we first began publicly reporting MAU statistics, and the resulting data have not been independently verified.

As of July 1, 2023, Universal Analytics (“UA”), Google’s analytics platform on which we historically relied for calculating MAUs using company-set parameters, was phased out by Google and ceased processing data. At that time, Google Analytics 4 (“GA4”) succeeded UA as Google’s next-generation analytics platform, which has been used to determine MAUs since the third quarter of 2023 and which we expect to continue to use to determine MAUs in future periods. Although Google has disclosed certain information regarding the transition to GA4, Google does not currently make available sufficient information relating to its new GA4 algorithm for us to determine the full effect of the switch from UA to GA4 on our reported MAUs. Because Google has publicly stated that metrics in UA “may be more or less similar” to metrics in GA4, and that “[i]t is not unusual for there to be apparent discrepancies” between the two systems, we are unable to determine whether the transition from UA to GA4 has had a positive or negative effect, or the magnitude of such effect, if any, on our reported MAUs. It is therefore possible that MAUs that we reported based on the UA methodology for periods prior to July 1, 2023, cannot be meaningfully compared to MAUs based on the GA4 methodology in subsequent periods.

Average Revenue Per User (“ARPU”)

We use ARPU as a measure of our ability to monetize our user base. Quarterly ARPU is calculated as quarterly Audience Monetization revenue divided by MAUs for the relevant quarter (the latter as reported by Google Analytics). ARPU does not include Other Initiatives revenue.

Estimated Minutes Watched Per Month (“MWPM”).

We use estimated MWPM as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis and the intensity of users’ engagement with the platform. Estimated MWPM represents the monthly average of minutes watched within a quarterly period, which helps us measure user engagement. Estimated MWPM is calculated by converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. We continually seek to improve our best estimates based on our observations of creator and user behavior on the Rumble platform, which changes based on the introduction of new product features, including livestreaming. We are currently limited, however, in our ability to collect data from certain aspects of our systems. These limits may result in errors that are difficult to quantify, especially as the proportion of livestreaming on the Rumble platform increases over time, and as we improve the quality of various video formats by increasing bit rates.

Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, RAC, etc.). In addition, our management believes bandwidth consumption includes a nominal amount of non-video traffic on the Rumble and Locals platforms and a potentially significant amount of consumption of Rumble videos outside of the Rumble video player and Rumble apps, due in part to intentional user circumvention of the Rumble platform that, despite our continuous efforts, we are unable to eliminate. Combined, the bandwidth consumption for this traffic may be material and difficult to quantify, resulting in an inability for us to monetize a potentially significant portion of our estimated MWPM.

Estimated MWPM was 8.5 billion on average in the second quarter of 2024, a decrease of 1% from the first quarter of 2024. We believe that the decrease from the first quarter of 2024 was due to our bandwidth consumption moving from third-party service providers’ content delivery networks (“CDNs”) to our own proprietary CDN, offset by an increased interest in political news in the second quarter of 2024. Based on preliminary testing, our own CDN indicates less bandwidth consumption than one of our service providers’ CDNs for comparable user activity. Because we calculate estimated MWPM by converting bandwidth consumption into minutes watched, consumption measured through our own CDN yields a lower estimated MWPM than when measured through that service provider’s CDN.

Hours of Uploaded Video Per Day.

We use the amount of hours of uploaded video per day as a measure of content creation to help us understand the volume of content being created and uploaded to us on a daily basis. Hours of uploaded video per day were 13,342 on average in the second quarter of 2024, representing an increase of 7% from the first quarter of 2024. We believe that the increase from the first quarter of 2024 is attributable to an increased interest in political news in the second quarter of 2024.

About Rumble

Rumble is a high-growth video platform and cloud services provider that is creating an independent infrastructure. Rumble’s mission is to restore the internet to its roots by making it free and open once again. For more information, visit corp.rumble.com.

Forward-Looking Statements

Certain statements in this press release and the associated conference call constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, results of operations, financial condition and cash flows (including revenues, operating expenses, and net income (loss)); our ability to meet working capital needs and cash requirements over the next 12 months; and our expectations regarding future results and certain key performance indicators. Certain of these forward-looking statements can be identified by using words such as “anticipates,” “believes,” “intends,” “estimates,” “targets,” “expects,” “endeavors,” “forecasts,” “well underway,” “could,” “a pathway to,” “will,” “may,” “future,” “likely,” “on track to deliver,” “accelerate,” “on a trajectory,” “continues to,” “looks forward to,” “is primed to,” “plans,” “projects,” “assumes,” “should” or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include our ability to grow and manage future growth profitably over time, maintain relationships with customers, compete within our industry and retain key employees; the possibility that we may be adversely impacted by economic, business, and/or competitive factors; our limited operating history makes it difficult to evaluate our business and prospects; our recent and rapid growth may not be indicative of future performance; we may not continue to grow or maintain our active user base, and may not be able to achieve or maintain profitability; risks relating to our ability to attract new advertisers, or the potential loss of existing advertisers or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets; Rumble Cloud, our recently launched cloud services business may not achieve success and, as a result, our business, financial condition and results of operations could be adversely affected; negative media campaigns may adversely impact our financial performance, results of operations, and relationships with our business partners, including content creators and advertisers; spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators; we collect, store, and process large amounts of user video content and personal information of our users and subscribers and, if our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face governmental investigations and legal claims from users and subscribers; we may fail to comply with applicable privacy laws; we are subject to cybersecurity risks and interruptions or failures in our information technology systems and, notwithstanding our efforts to enhance our protection from such risks, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss; we may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations; we may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230 of the Communications Decency Act of 1996; we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law; paid endorsements by our content creators may expose us to regulatory risk, liability, and compliance costs, and, as a result, may adversely affect our business, financial condition and results of operations; our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control; our business depends on continued and unimpeded access to our content and services on the internet and, if we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers; we face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed; we rely on data from third parties to calculate certain of our performance metrics and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue; we derive the majority of our revenue from advertising and the failure to attract new advertisers, the loss of existing advertisers, or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets would adversely affect our business; we depend on third-party vendors, including internet service providers, advertising networks, and data centers, to provide core services; hosting and delivery costs may increase unexpectedly; we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements may involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity; we may be unable to develop or maintain effective internal controls; potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions; we may fail to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows; changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new tax legislation, or exposure to additional tax liabilities may adversely impact our financial results; compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in certain jurisdictions in which we operate, or industry practices may adversely affect our business; and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Rumble on Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.rumble.com), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD: the @rumblevideo X (formerly Twitter) account (x.com/rumblevideo), the @rumble TRUTH Social account (truthsocial.com/@rumble), the @chrispavlovski X (formerly Twitter) account (x.com/chrispavlovski), and the @chris TRUTH Social account (truthsocial.com/@chris), which Chris Pavlovski, our Chairman and Chief Executive Officer, also uses as a means for personal communications and observations. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

For investor inquiries, please contact:

Shannon Devine

MZ Group, MZ North America

203-741-8811

investors@rumble.com

Source: Rumble Inc.

Condensed Consolidated Interim Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Revenues	$22,469,543	$24,974,054	$40,202,999	$42,589,429

Expenses
Cost of services (content, hosting, other)	$35,692,133	$40,849,816	$67,520,487	$66,864,181
General and administrative	10,415,016	9,199,183	19,737,395	17,794,279
Research and development	5,319,230	4,348,760	9,847,022	6,966,419
Sales and marketing	6,274,749	3,697,312	9,571,491	7,032,877
Acquisition-related transaction costs	-	704,202	-	704,202
Amortization and depreciation	3,564,219	1,043,560	5,990,361	1,724,634
Changes in fair value of contingent consideration	17,768	(373,996)	1,354,357	(373,996)

Total expenses	61,283,115	59,468,837	114,021,113	100,712,596

Loss from operations	(38,813,572)	(34,494,783)	(73,818,114)	(58,123,167)
Interest income	2,174,166	3,570,423	4,696,118	6,878,350
Other expense	(3,869)	(2,495)	(73,577)	(18,401)
Changes in fair value of warrant liability	10,014,200	1,489,250	(723,695)	(6,842,500)

Loss before income taxes	(26,629,075)	(29,437,605)	(69,919,268)	(58,105,718)
Income tax expense	(151,625)	(16,475)	(151,472)	(16,475)

Net loss	$(26,780,700)	$(29,454,080)	$(70,070,740)	$(58,122,193)

Loss per share – basic and diluted	$(0.13)	$(0.15)	$(0.35)	$(0.29)
Weighted-average number of common shares used in computing net loss per share - basic and diluted	204,091,819	201,257,144	202,998,041	201,006,921

Share-based compensation expense included in expenses:
Cost of services (content, hosting, and other)	$2,538,203	$689,732	$2,927,113	$1,198,807
General and administrative	3,061,516	2,743,507	7,037,387	4,438,058
Research and development	666,468	298,176	937,340	365,274
Sales and marketing	291,194	129,261	418,435	167,747
Total share-based compensation expense	$6,557,381	$3,860,676	$11,320,275	$6,169,886

Condensed Consolidated Interim Balance Sheets (Unaudited)

	June 30, 2024	December 31, 2023

Assets

Current assets
Cash and cash equivalents	$153,103,502	$218,338,658
Marketable securities	1,135,200	1,135,200
Accounts receivable	10,093,581	5,440,447
Prepaid expenses and other	18,888,144	13,090,072
	183,220,427	238,004,377

Other non-current assets	646,089	1,626,802
Property and equipment, net	18,974,584	19,689,987
Right-of-use assets, net	2,503,733	2,473,903
Intangible assets, net	27,197,853	23,262,428
Goodwill	10,655,391	10,655,391
	$243,198,077	$295,712,888

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$24,848,092	$24,713,203
Deferred revenue	13,109,111	7,003,891
Deferred tax liability	1,030,757	-
Lease liabilities	1,229,177	975,844
Contingent consideration	-	863,643
	40,217,137	33,556,581

Lease liabilities, long-term	1,391,530	1,630,837
Contingent consideration, net of current portion	-	705,717
Warrant liability	8,420,300	7,696,605
Other liability	500,000	500,000
	50,528,967	44,089,740
Commitments and contingencies

Shareholders’ equity

Preferred shares ($0.0001 par value per share, 20,000,000 shares authorized, no shares issued or outstanding)	-	-
Common shares ($0.0001 par value per share, 700,000,000 Class A shares authorized, 118,015,270 and 114,926,700 shares issued and outstanding, as of June 30, 2024 and December 31, 2023, respectively; 170,000,000 Class C authorized, 165,153,621 and 165,353,621shares issued and outstanding, as of June 30, 2024 and December 31, 2023, respectively; 110,000,000 Class D authorized, 105,782,403 and 105,782,403 shares issued and outstanding, as of June 30, 2024 and December 31, 2023, respectively)	768,812	768,523
Accumulated deficit	(215,273,903)	(145,203,163)
Additional paid-in capital	407,174,201	396,057,788
	192,669,110	251,623,148
	$243,198,077	$295,712,888

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

For the six months ended June 30,	2024	2023

Cash flows provided by (used in)

Operating activities
Net loss for the period	$(70,070,740)	$(58,122,193)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	5,990,361	1,724,634
Share-based compensation	8,605,289	5,722,297
Non-cash interest expense	51,888	13,487
Non-cash marketing expense	3,000,000	-
Amortization on right-of-use assets	535,930	290,863
Change in fair value of warrants	723,695	6,842,500
Change in fair value of contingent consideration	1,354,357	(373,996)

Changes in operating assets and liabilities:
Accounts receivable	(4,653,134)	(2,102,138)
Prepaid expenses and other	(4,845,637)	(6,681,846)
Accounts payable and accrued liabilities	155,289	10,980,889
Deferred revenue	3,105,220	7,486,791
Deferred tax liability	1,030,757	-
Operating lease liabilities	(575,345)	(306,116)
Net cash used in operating activities	(55,592,070)	(34,524,828)

Investing activities
Purchase of property and equipment	(1,790,891)	(7,684,880)
Purchase of intangible assets	(3,499,502)	(356,779)
Cash acquired in connection with Callin acquisition	-	1,000,989
Cash paid to non-accredited investors in connection with Callin acquisition	(204,846)
Cash paid in connection with North River acquisition	(3,654,500)	-
Net cash used in investing activities	(9,149,739)	(7,040,670)

Financing activities
Taxes paid from net share settlement for share-based compensation	(788,128)	-
Proceeds from exercise of stock options	294,781	-
Share issuance costs	-	(40,478)
Net cash used in financing activities	(493,347)	(40,478)

Decrease in cash and cash equivalents during the period	(65,235,156)	(41,605,976)

Cash and cash equivalents, beginning of period	218,338,658	337,169,279
Cash and cash equivalents, end of period	$153,103,502	$295,563,303

Supplemental cash flow information
Cash paid for income taxes	$146,865	$16,475
Cash paid for interest	-	4,212
Cash paid for lease liabilities	535,930	392,141

Non-cash investing and financing activities:
Non-cash consideration related to the acquisition of Callin		18,226,572
Class A Common Stock issued to settle contingent consideration liability	1,404,753	-
Property and equipment in accounts payable and accrued liabilities	863,860	2,567,031
Recognition of operating right-of-use assets in exchange of operating lease liabilities	565,760	-
Share-based compensation capitalized related to intangible assets	265,490	-